FOX CHASE BANCORP, INC.	ANNUAL EARNINGS RELEASE 2010
PAGE 1

For Immediate Release

Date: Contact: Phone:	February 2, 2011 Roger S. Deacon Chief Financial Officer (215) 775-1435

FOX CHASE BANCORP, INC. REPORTS INCREASE IN EARNINGS
FOR THE YEAR AND FOURTH QUARTER
(Announces Initial Cash Dividend)

HATBORO, PA, February 2, 2011 – Fox Chase Bancorp, Inc. (the “Company”) (NASDAQ GM: FXCB), the holding company for Fox Chase Bank (the “Bank”), today announced net income of $2.7 million, or $0.20 per share, for the year ended December 31, 2010, compared to a net loss of $1.0 million, or $(0.07) per share, for the year ended December 31, 2009.  The Company reported net income of $893,000, or $0.07 per share, for the quarter ended December 31, 2010 compared to a net loss of $2.4 million, or $(0.18) per share, for the quarter ended December 31, 2009.

The Company also announced that its Board of Directors has declared a cash dividend of $0.02 per outstanding share of common stock. The dividend will be paid on or about March 1, 2011 to stockholders of record as of the close of business on February 14, 2011.  This is the first cash dividend since the Company completed its conversion to a stock holding company in 2010.

FOX CHASE BANCORP, INC.	ANNUAL EARNINGS RELEASE 2010

Highlights for the year and quarter ended December 31, 2010 included:

•
Net interest income increased $3.8 million, or 16.0%, to $27.6 million for the year ended December 31, 2010 from $23.8 million for the same period in 2009. Net interest margin was 2.42% for the year ended December 31, 2010 compared to 2.16% for the year ended December 31, 2009.  The improvement in net interest income and margin was primarily driven by a decrease in interest expense on deposits as significant maturities of higher rate certificates of deposit and repricing of other deposit products occurred during the year.

•
Net interest income increased $975,000, or 15.1%, to $7.4 million for the quarter ended December 31, 2010, compared to $6.4 million for the quarter ended December 31, 2009. Net interest margin was 2.72% for the quarter ended December 31, 2010 compared to 2.35% for the quarter ended September 30, 2010 and 2.20% for the quarter ended December 31, 2009.

•
The efficiency ratio improved to 71.1% for the year ended December 31, 2010 compared to 79.9% for the year ended December 31, 2009.  The efficiency ratio improved to 67.0% for the quarter ended December 31, 2010 compared to 70.0% for the quarter ended September 30, 2010 and 67.7% for the quarter ended December 31, 2009.  The quarter ended December 31, 2009 included a reversal of certain incentive compensation accruals recorded in prior quarters in 2009.

•
The provision for loan losses decreased $2.8 million to $6.2 million for the year ended December 31, 2010 from $9.0 million for year ended December 31, 2009.  The provision for loan losses was elevated in 2009 due to increases in nonperforming loans, criticized and classified loans and delinquent loans during that year.

•
Service charges and other fee income increased $194,000, or 21.1%, to $1.1 million for the year ended December 31, 2010 from $918,000 for the same period in 2009. The increase was primarily due to an increase in loan and cash management fee income due to continued emphasis on commercial loan customers.

•
Noninterest expense increased $1.0 million, or 5.1%, to $21.4 million for the year ended December 31, 2010 from $20.3 million for the same period in 2009. Included in this increase is $543,000 of costs related to other real estate owned.  There were no such other real estate owned costs in the year ended December 31, 2009.  Salaries, benefits and compensation increased $625,000 for the year ended December 31, 2010 due to higher salary expense from annual merit increases, higher incentive compensation accruals and incremental ESOP costs as the Company increased the benefits for employees in conjunction with the mutual to stock conversion in the second quarter of 2010.   Professional fees increased by $267,000 for the year ended December 31, 2010 primarily due to incremental legal costs associated with the elevated level of nonperforming assets. FDIC premiums decreased $394,000 for the year ended December 31, 2010 primarily due to the special assessment of $536,000 which occurred during the second quarter of 2009.

FOX CHASE BANCORP, INC.	ANNUAL EARNINGS RELEASE 2010

•
Total assets were $1.10 billion at December 31, 2010, a decrease of $78.3 million, or 6.7%, from $1.17 billion at December 31, 2009. The decrease was primarily due to a $72.5 million, or 18.0%, decrease in total mortgage related securities, a $27.1 million decrease in cash and cash equivalents offset by an $11.4 million increase in loans and $13.1 million increase in investment securities.

•
During the quarter ended December 31, 2010, loans decreased by $12.7 million to $642.7 million from $655.4 million at September 30, 2010.  The Company experienced decreases in residential mortgage loans of $18.1 million, consumer loans of $5.3 million and commercial construction loans of $3.9 million, as the Company continued to de-emphasize these types of loans.  The decrease was offset by increases in multi-family and commercial real estate loans of $13.7 million and commercial and industrial loans of $2.0 million.

•
Total liabilities were $889.8 million at December 31, 2010, a decrease of $160.4 million, or 15.3%, from $1.05 billion at December 31, 2009. The decrease was primarily a result of a reduction in higher-rate certificates of deposit of approximately $127.6 million and in higher-rate money market accounts of approximately $35.5 million offset by an increase in noninterest-bearing deposit accounts.  During 2010, the Bank had $157.2 million of promotional certificates of deposit mature at an average rate of 3.50%. Of this promotion, approximately $57.8 million were retained at an average rate of 1.37%.  Additionally, FHLB advances decreased $14.4 million to $122.8 million at December 31, 2010 from $137.2 million at December 31, 2009 due to a $10.0 million maturity as well as principal amortization during 2010.

•
Total stockholders’ equity was $205.7 million at December 31, 2010, an increase of $82.1 million, or 66.4%, from $123.6 million at December 31, 2009, due primarily to the $77.8 million in net proceeds from the Company’s second step conversion and reorganization to a fully public entity.

FOX CHASE BANCORP, INC.	ANNUAL EARNINGS RELEASE 2010

Credit related items as of and for the quarter ended December 31, 2010 include:

•
The allowance for loan losses increased to $12.4 million, or 1.90% of total loans, at December 31, 2010 compared to $11.3 million, or 1.70% of total loans at September 30, 2010 and $10.6 million, or 1.65% of total loans, at December 31, 2009;

•	Net loan charge-offs decreased $332,000 to $4.4 million for the twelve months ended December 31, 2010 compared to $4.7 million for the twelve months ended December 31, 2009.

•
Nonperforming assets declined to $29.8 million, or 2.72% of total assets, at December 31, 2010 from $31.5 million, or 2.78% of total assets, at September 30, 2010 and $33.7 million, or 2.87% of total assets, at December 31, 2009;

•	Nonperforming assets were comprised of the following asset classes at December 31, 2010 and September 30, 2010, respectively:

o	construction loans for residential projects – decreased to $9.3 million from $11.1 million;

o	commercial real estate loans – decreased to $6.2 million from $8.2 million;

o	commercial and industrial loans – decreased to $0 from $308,000;

o	one-to-four family residential and home equity loans – increased to $11.2 million from $8.0 million; and

o	other real estate owned – decreased to $3.2 million from $3.8 million.

Commenting on the Company’s fourth quarter and year to date performance, Thomas M. Petro, President and Chief Executive Officer said, “We closed the year with encouraging results. Our operating returns improved, driven by an increase in net interest margin and continued improvement in our efficiency ratio. Loan growth in our commercial real estate and C&I portfolios has been slow and, we believe, prudent in light of soft economic conditions in our region.  From a credit perspective, we believe there has been a certain level of economic stabilization, but we expect an elevated level of credit stress in the near term as we work through individual credits. We believe the Company is well positioned to exit the credit cycle with a strong balance sheet and capital to grow.  Finally, we are pleased to announce our first dividend of $0.02 per share for the Company as we return a portion of earnings to shareholders.”

FOX CHASE BANCORP, INC.	ANNUAL EARNINGS RELEASE 2010

Fox Chase Bancorp, Inc will host a conference call to discuss fourth quarter and year to date 2010 results on Thursday, February 3, 2011 at 9:00 am EST.  The general public can access the call by dialing (877) 317-6789.  A replay of the conference call will be available through February 18, 2011 by dialing (877) 344-7529; use Conference ID: 447921.

Fox Chase Bancorp, Inc. is the stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867.  The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.  For more information, please visit the Bank’s website at www.foxchasebank.com

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

FOX CHASE BANCORP, INC.	ANNUAL EARNINGS RELEASE 2010

CONSOLIDATED STATEMENTS OF OPERATIONS
 (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)	(Audited)
INTEREST INCOME
Interest and fees on loans	$9,003	$8,860	$36,320	$34,693
Interest on money market funds	-	-	-	183
Interest on mortgage related securities	2,436	3,919	11,874	14,654
Interest on investment securities available-for-sale
Taxable	156	140	471	763
Nontaxable	77	92	334	482
Dividend income	-	-	-	1
Other interest income	37	196	286	622
Total Interest Income	11,709	13,207	49,285	51,398
INTEREST EXPENSE
Deposits	2,672	5,013	15,203	20,589
Federal Home Loan Bank advances	1,187	1,319	4,789	5,311
Other borrowed funds	437	437	1,733	1,735
Total Interest Expense	4,296	6,769	21,725	27,635
Net Interest Income	7,413	6,438	27,560	23,763
Provision for loan losses	1,358	6,640	6,213	9,052
Net Interest Income (Loss) after Provision for Loan Losses	6,055	(202)	21,347	14,711
NONINTEREST INCOME
Service charges and other fee income	370	246	1,112	918
Net gain on sale of premises and equipment	-	-	6	3
Net gain on sale of other real estate owned	44	-	44	-
Impairment loss on real estate held for investment	-	(150)	-	(150)
Income on bank-owned life insurance	119	117	471	453
Other	126	50	293	319

Total other-than-temporary impairment loss	-	-	-	(605)
Less: Portion of loss recognized in other comprehensive income (before taxes)	-	-	-	448
Net other-than-temporary impairment loss	-	-	-	(157)
Net gains on sale of investment securities	-	835	1,963	2,381
Net investment securities gains	-	835	1,963	2,224
Total Noninterest Income	659	1,098	3,889	3,767
NONINTEREST EXPENSE
Salaries, benefits and other compensation	3,112	2,540	12,128	11,503
Occupancy expense	428	451	1,822	1,825
Furniture and equipment expense	135	153	562	724
Data processing costs	390	372	1,524	1,518
Professional fees	450	276	1,374	1,107
Marketing expense	50	104	291	346
FDIC premiums	285	380	1,401	1,795
Provision for loss on other real estate owned	57	-	436	-
Other real estate owned expense	32	-	107	-
Other	493	360	1,727	1,515
Total Noninterest Expense	5,432	4,636	21,372	20,333
Income (Loss) Before Income Taxes	1,282	(3,740)	3,864	(1,855)
Income tax provision (benefit)	389	(1,300)	1,120	(827)
Net Income (Loss)	$893	$(2,440)	$2,744	$(1,028)
Earnings (loss) per share:
Basic	$0.07	$(0.18)	$0.20	$(0.07)
Diluted	$0.07	$(0.18)	$0.20	$(0.07)

FOX CHASE BANCORP, INC.    ANNUAL EARNINGS 2010

CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in Thousands, Except Per Share Data)

	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$156	$44
Interest-earning demand deposits in other banks	38,158	65,374
Total cash and cash equivalents	38,314	65,418

Investment securities available-for-sale	32,671	19,548
Mortgage related securities available-for-sale	278,632	402,919
Mortgage related securities held-to-maturity (fair value of $50,817 and $0)	51,835	-
Loans, net of allowance for loan losses of $12,443
at December 31, 2010 and $10,605 at December 31, 2009	642,653	631,296
Other real estate owned	3,186	4,052
Federal Home Loan Bank stock, at cost	9,913	10,435
Bank-owned life insurance	13,138	12,667
Premises and equipment	10,693	11,137
Real estate held for investment	1,730	1,730
Accrued interest receivable	4,500	4,467
Mortgage servicing rights, net	448	683
Deferred tax asset, net	1,376	1,467
Other assets	6,414	7,999
Total Assets	$1,095,503	$1,173,818

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits	$711,763	$858,277
Federal Home Loan Bank advances	122,800	137,165
Other borrowed funds	50,000	50,000
Advances from borrowers for taxes and insurance	1,896	2,119
Accrued interest payable	580	696
Accrued expenses and other liabilities	2,760	1,927
Total Liabilities	889,799	1,050,184
STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value; 1,000,000 shares authorized, none issued and outstanding at December 31, 2010 and
December 31, 2009)	-	-
Common stock ($.01 par value; 60,000,000 shares authorized,
14,547,173 shares issued and outstanding at December 31, 2010 and 35,000,000 shares authorized, 14,679,750 shares issued
and 13,609,187 shares outstanding at December 31, 2009)	145	147
Additional paid-in capital	133,997	64,016
Treasury stock, at cost (0 shares at December 31, 2010 and
1,070,563 shares at December 31, 2009)	-	(11,814)
Common stock acquired by benefit plans	(9,283)	(6,862)
Retained earnings	74,307	71,604
Accumulated other comprehensive income, net	6,538	6,543
Total Stockholders' Equity	205,704	123,634

Total Liabilities and Stockholders' Equity	$1,095,503	$1,173,818

FOX CHASE BANCORP, INC.    ANNUAL EARNINGS 2010

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	December 31,	September 30,	December 31,
	2010	2010	2009
CAPITAL RATIOS:
Total stockholders’ equity (to total assets) (1)	18.78%	18.13%	10.53%

Tier 1 capital (to adjusted assets) (2)	13.60	13.09	8.51
Tier 1 risk –based capital (to risk-weighted assets) (2)	22.53	22.49	15.41
Total risk-based capital (to risk-weighted assets) (2)	23.76	23.63	16.57

ASSET QUALITY INDICATORS:
Nonperforming loans (3)	$26,637	$27,672	$29,680
Other real estate owned	3,186	3,786	4,052
Total nonperforming assets	$29,823	$31,458	$33,732

Ratio of nonperforming loans to total loans	4.07%	4.15%	4.62%
Ratio of nonperforming assets to total assets	2.72	2.78	2.87
Ratio of allowance for loan losses to total loans	1.90	1.70	1.65
Ratio of allowance for loan losses to
nonperforming loans	46.7	40.9	35.7

Past due loans
30 - 59 days	$5,001	$5,638	$1,269
60 - 89 days	144	82	2,306
Total	$5,145	$5,720	$3,575

(1) Represents stockholders’ equity ratio of Fox Chase Bancorp, Inc.
(2) Represents capital ratios of Fox Chase Bank
(3) Includes nonaccruing loans and accruing loans past due 90 days or more

FOX CHASE BANCORP, INC.    ANNUAL EARNINGS 2010

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	At or for the Three Months Ended
	December 31,	September 30,		December 31,
	2010	2010		2009
PERFORMANCE RATIOS (4):
Return on average assets	0.32%	0.23%		(0.82	) %
Return on average equity	1.73	1.34		(7.62)
Net interest margin	2.72	2.35		2.20
Efficiency ratio (5)	67.0	70.0		67.7
OTHER:
Book value per share	$14.14	$14.10		$9.08
Employees (full-time equivalents)	138	139		138

	For the Twelve Months Ended
	December 31,
	2010	2009
PERFORMANCE RATIOS:
Return on average assets	0.24%	(0.09	) %
Return on average equity	1.65	(0.82)
Net interest margin	2.42	2.16
Efficiency ratio (5)	71.1	79.9

(4)	Annualized
(5)
 Represents noninterest expense, excluding provision for loss on other real estate owned, divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities, premises and equipment and other real estate owned.

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